                                                                    EXHIBIT 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          Management's Report

          The accompanying consolidated financial statements of United States Steel Corporation are the responsibility of and have been prepared by United States Steel Corporation in conformity with accounting principles generally accepted in the United States of America. They necessarily include some amounts that are based on best judgments and estimates. The United States Steel Corporation financial information displayed in other sections of this report is consistent with these financial statements.
               United States Steel Corporation seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.
               United States Steel Corporation has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, United States Steel Corporation's independent accountants review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.
               The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of their responsibilities relative to internal accounting controls and the Corporation's financial statements.

          Thomas J. Usher                         John P. Surma               Gretchen R. Haggerty
          Chairman, Board of Directors,           Vice Chairman &             Senior Vice President &
          Chief Executive Officer & President     Chief Financial Officer     Controller

          Report of Independent Accountants

          To the Stockholders of United States Steel Corporation:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of United States Steel Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of United States Steel Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          /s/ PricewaterhouseCoopers LLP

          PricewaterhouseCoopers LLP
          Pittsburgh, Pennsylvania
          February 15, 2002

Statement of Operations

(Dollars in millions)                                                  2001         2000          1999
--------------------------------------------------------------------------------------------------------
Revenues and other income:
 Revenues                                                            $ 6,286      $ 6,090       $ 5,536
 Income (loss) from investees                                             64           (8)          (89)
 Net gains on disposal of assets                                          22           46            21
 Other income                                                              3            4             2
                                                                     -------      -------       -------
    Total revenues and other income                                    6,375        6,132         5,470
                                                                     -------      -------       -------
Costs and expenses:
 Cost of revenues (excludes items shown below)                         6,091        5,656         5,084
 Selling, general and administrative expenses (credits) (Note 12)         92         (223)         (283)
 Depreciation, depletion and amortization                                344          360           304
 Taxes other than income taxes                                           253          235           215
                                                                     -------      -------       -------
    Total costs and expenses                                           6,780        6,028         5,320
                                                                     -------      -------       -------
Income (loss) from operations                                           (405)         104           150
Net interest and other financial costs (Note 7)                          141          105            74
                                                                     -------      -------       -------
Income (loss) before income taxes and extraordinary losses              (546)          (1)           76
Provision (credit) for income taxes (Note 14)                           (328)          20            25
                                                                     -------      -------       -------
Income (loss) before extraordinary losses                               (218)         (21)           51
Extraordinary losses (Note 6)                                              -            -             7
                                                                     -------      -------       -------
Net income (loss)                                                    $  (218)     $   (21)      $    44
-------------------------------------------------------------------------------------------------------

Income Per Common Share (Note 20)
                                                                       2001         2000          1999
-------------------------------------------------------------------------------------------------------
Basic and diluted:
 Income (loss) before extraordinary losses                           $ (2.45)     $  (.24)      $   .57
 Extraordinary losses                                                      -            -           .08
                                                                      ------      --------      -------
 Net income (loss)                                                   $ (2.45)     $  (.24)      $   .49
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Balance Sheet

 (Dollars in millions)                                         December 31            2001         2000
----------------------------------------------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                                         $    147     $    219
 Receivables, less allowance for doubtful accounts
   of $165 and $57 (Note 22)                                                            802          625
 Receivables subject to a security interest (Note 11)                                     -          350
 Receivables from Marathon (Note 15)                                                     28          366
 Inventories (Note 13)                                                                  870          946
 Deferred income tax benefits (Note 14)                                                 216          201
 Other current assets                                                                    10           10
                                                                                   --------     --------
      Total current assets                                                            2,073        2,717

Investments and long-term receivables,
 less valuation allowance of $75 and $38 (Note 16)                                      346          439
Long-term receivables from Marathon (Note 15)                                             8           97
Property, plant and equipment - net (Note 23)                                         3,084        2,739
Prepaid pensions (Note 12)                                                            2,745        2,672
Other noncurrent assets                                                                  81           47
                                                                                   --------     --------
      Total assets                                                                 $  8,337     $  8,711
--------------------------------------------------------------------------------------------------------
Liabilities

Current liabilities:
 Notes payable                                                                     $      -     $     70
 Accounts payable                                                                       638          755
 Accounts payable to Marathon (Note 15)                                                  54            5
 Payroll and benefits payable                                                           239          202
 Accrued taxes                                                                          248          173
 Accrued interest                                                                        48           47
 Long-term debt due within one year (Note 11)                                            32          139
                                                                                   --------     --------
      Total current liabilities                                                       1,259        1,391

Long-term debt (Note 11)                                                              1,434        2,236
Deferred income taxes (Note 14)                                                         732          666
Employee benefits (Note 12)                                                           2,008        1,767
Deferred credits and other liabilities                                                  398          483
Preferred stock of Marathon subsidiary (Note 18)                                          -           66
Mandatorily redeemable convertible preferred
 securities of a subsidiary trust holding solely junior
 subordinated convertible debentures of Marathon (Note 18)                                -          183
Contingencies and Commitments (Note 26)                                                   -            -

Stockholders' Equity (Details on page 5)

Marathon net investment                                                                   -        1,952
Common stock -
 Issued - 89,197,740 shares (par value $1 per share,
   authorized 200,000,000 shares)                                                        89            -
Additional paid-in capital                                                            2,475            -
Accumulated other comprehensive loss                                                    (49)         (30)
Deferred compensation                                                                    (9)          (3)
                                                                                   --------     --------
      Total stockholders' equity                                                      2,506        1,919
                                                                                   --------     --------
      Total liabilities and stockholders' equity                                   $  8,337     $  8,711
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

        Statement of Cash Flows

        (Dollars in millions)                                                       2001        2000        1999
       -----------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents

        Operating activities:

        Net income (loss)                                                       $    (218)   $     (21)   $      44
        Adjustments to reconcile to net cash provided
         from (used in) operating activities:
           Extraordinary losses                                                         -            -            7
           Depreciation, depletion and amortization                                   344          360          304
           Pensions and other postretirement benefits                                 (57)        (847)        (256)
           Deferred income taxes                                                       18          389          107
           Net gains on disposal of assets                                            (22)         (46)         (21)
           (Income) loss from equity investees                                        (64)           8           89
           Changes in:
            Current receivables
              - sold (repurchased)                                                      -            -         (320)
              - operating turnover                                                    116          (43)        (146)
              - income taxes                                                          336         (267)         (97)
              - provision for doubtful accounts                                       108           47            1
            Inventories                                                               104          (63)         (14)
            Current accounts payable and accrued expenses                             (87)        (262)         239
           All other - net                                                             91          118          (17)
                                                                                ---------    ---------    ---------
              Net cash provided from (used in) operating activities                   669         (627)         (80)
                                                                                ---------    ---------    ---------

        Investing activities:

        Capital expenditures                                                         (287)        (244)        (287)
        Acquisition of U. S. Steel Kosice, net of cash acquired in 2000 of $59        (14)         (10)           -
        Disposal of assets                                                             44           21           10
        Restricted cash - withdrawals                                                   5            2           15
                        - deposits                                                     (4)          (2)         (17)
        Investees - investments                                                        (3)         (35)         (15)
                  - loans and advances                                                 (3)         (10)           -
                  - return of capital                                                  13            -            -
        All other - net                                                                10            8            -
                                                                                ---------    ---------    ---------
              Net cash used in investing activities                                  (239)        (270)        (294)
                                                                                ---------    ---------    ---------
        Financing activities:

        Net change in attributed portion of Marathon consolidated
         debt and other financings                                                    (74)       1,208          147
        Specifically attributed debt:
         Borrowings                                                                     -            -          350
         Repayments                                                                  (370)          (6)         (11)
        Preferred stock repurchased                                                     -          (12)          (2)
        Dividends paid                                                                (57)         (97)         (97)
                                                                                ---------    ---------    ---------
              Net cash provided from (used in) financing activities                  (501)       1,093          387
                                                                                ---------    ---------    ---------
        Effect of exchange rate changes on cash                                        (1)           1            -
                                                                                ---------    ---------    ---------
        Net increase (decrease) in cash and cash equivalents                          (72)         197           13

        Cash and cash equivalents at beginning of year                                219           22            9
                                                                                ---------    ---------    ---------

        Cash and cash equivalents at end of year                                $     147    $     219    $      22
       ------------------------------------------------------------------------------------------------------------
        Cash provided from (used in) operating activities included:
         Interest and other financial costs paid
           (net of amount capitalized)                                          $    (182)   $     (71)   $     (77)
         Income taxes refunded from (paid to) taxing authorities                        9          (10)           5
         Income tax settlements received from (paid to) Marathon                      819           91           (2)
       -----------------------------------------------------------------------------------------------------------

        See Note 9, for supplemental cash flow information.
        The accompanying notes are an integral part of these financial statements.

        Statement of Stockholders' Equity

                                                                 Dollars in millions             Shares in thousands
                                                            ---------------------------     ---------------------------
        (In millions, except per share data)                    2001    2000      1999       2001     2000      1999
        ---------------------------------------------------------------------------------------------------------------
        Common stock:
         Balance at beginning of year                       $     -   $     -    $     -         -         -          -
         Issued in Separation                                    89         -          -    89,198         -          -
                                                            -------   -------    -------   -------   -------    -------
         Balance at end of year                             $    89   $     -    $     -    89,198         -          -
                   ----------------------------------------------------------------------------------------------------
        Additional paid-in capital:
         Balance at beginning of year                       $     -   $     -    $     -
         Common stock issued in Separation                    2,475         -          -
                                                            -------   -------    -------
         Balance at end of year                             $ 2,475   $     -    $     -
                   -----------------------------------------------------------------------------------------------
                                                                                            Comprehensive Income
                                                                                          --------------------------
                                                                                           2001       2000      1999
                                                                                          --------------------------
        Marathon net investment (Note 1):
         Balance at beginning of year                       $ 1,952   $ 2,076    $ 2,129
         Net income (loss)                                     (218)      (21)        44   $  (218)   $  (21)   $    44
         Repurchase of 6.50% preferred stock                      -       (12)        (2)
         Common stock issued                                      8         6          2
         Dividends on preferred stock                            (8)       (8)        (9)
         Dividends on common stock
           (per share $.55 in 2001 and
           $1.00 in 2000 and 1999)                              (49)      (89)       (88)
         Excess redemption value over
           carrying value of preferred securities               (14)        -          -
         Preferred stock retained by Marathon
           in Separation                                       (120)        -          -
         Capital contributions by Marathon (Note 2)           1,013         -          -
         Transfer to common stockholders'
           equity at Separation                              (2,564)        -          -
                                                            -------   -------    -------
         Balance at end of year                             $     -   $ 1,952    $ 2,076
       ---------------------------------------------------------------------------------
        Deferred compensation:
         Balance at beginning of year                       $    (3)  $     -    $    (1)
         Changes during year, net of taxes                       (6)       (3)         1
                                                            -------   -------    -------
         Balance at end of year                             $    (9)  $    (3)   $     -
       ---------------------------------------------------------------------------------
        Accumulated other comprehensive
         income (loss):
         Minimum pension liability adjustments (Note 12):
           Balance at beginning of year                     $    (4)  $    (7)   $   (27)
           Changes during year, net of taxes/(a)/               (16)        3         20       (16)        3         20
                                                            -------   -------    -------
           Balance at end of year                               (20)       (4)        (7)
                                                            -------   -------    -------
         Foreign currency translation
           adjustments:
           Balance at beginning of year                     $   (26)  $   (13)   $    (8)
           Changes during year, net of taxes/(a)/                (3)      (13)        (5)       (3)      (13)        (5)
                                                            -------   -------    -------
           Balance at end of year                               (29)      (26)       (13)
                                                            -------   -------    -------
              Total accumulated other
               comprehensive income (loss)                  $   (49)  $   (30)   $   (20)
       ---------------------------------------------------------------------------------   -------   -------    -------
            Total comprehensive income (loss)                                              $  (237)   $  (31)   $    59
       ----------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                          $ 2,506   $ 1,919    $ 2,056
       ---------------------------------------------------------------------------------
       /(a)/Related income tax provision (credit):
             Minimum pension liability adjustment           $     9   $    (1)   $   (11)
             Foreign currency translation adjustments             -        (5)         3

        The accompanying notes are an integral part of these financial statements.

                        Notes to Financial Statements

1. Basis of Presentation

                        United States Steel Corporation (United States Steel) owns and operates the former steel businesses of USX Corporation, now named and referred to herein as Marathon Oil Corporation (Marathon). United States Steel is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets, and coal; the management of mineral resources; real estate development; and engineering and consulting services.
                             Prior to December 31, 2001, the businesses of
                        United States Steel comprised an operating unit of Marathon. Marathon had two outstanding classes of common stock: USX-Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. As described further in Note 2, on December 31, 2001, United States Steel was capitalized through the issuance of 89.2 million shares of common stock to holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis.
                             The accompanying consolidated balance sheet as of
                        December 31, 2001, reflects the financial position of United States Steel as a separate, stand-alone entity. The combined balance sheet as of December 31, 2000, and the combined statements of operations and of cash flows for each of the three years in the period ended December 31, 2001, represent a carve-out presentation of the businesses comprising United States Steel, and are not intended to be a complete presentation of the financial position, results of operations and cash flows of United States Steel on a stand-alone basis. Marathon's net investment in United States Steel represents the combined net assets of the businesses comprising United States Steel and is presented in lieu of common stockholders equity in the combined balance sheet as of December 31, 2000. The allocations and estimates included in these combined financial statements are determined using the methodologies described below:

                        Financial activities - As a matter of policy, Marathon historically managed most financial activities on a centralized, consolidated basis. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends were attributed to United States Steel based upon its cash flows for each of the periods presented and its initial capital structure. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which were less than wholly owned by Marathon, and transactions related to securities convertible solely into Steel Stock were specifically attributed to United States Steel.

                        Corporate general and administrative costs - Corporate general and administrative costs were allocated to United States Steel based upon utilization or other methods management believed to be reasonable and which considered certain measures of business activities, such as employment, investments and revenues.

                        Income taxes - The results from the businesses comprising United States Steel were included in the consolidated federal income tax returns of Marathon through 2001. The consolidated provision and the related tax payments or refunds were reflected in United States Steel's combined financial statements in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated tax provision and related tax payments or refunds were allocated to United States Steel, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to United States Steel.
                             For tax provision and settlement purposes, tax
                        benefits resulting from attributes (principally net operating losses and various tax credits), which could not be utilized by United States Steel on a separate return basis but which could be utilized on a consolidated basis in that year or in a carryback year, were allocated to United States Steel if it generated the attributes. As a result, the allocated group amounts of taxes payable or refundable were not necessarily comparable to those that would have resulted if United States Steel had filed its own separate tax returns.
                        In connection with the Separation discussed in Note 2, United States Steel and Marathon entered into a tax sharing agreement, which is discussed in Note 14.

--------------------------------------------------------------------------------
2. The Separation
                        On December 31, 2001, in accordance with the Agreement and Plan of Reorganization approved by the shareholders of Marathon, Marathon converted each share of Steel Stock into the right to receive one share of United States Steel common stock (the Separation).
                             In connection with the Separation, United States
                        Steel was required to repay or replace certain indebtedness and other obligations of Marathon so that the amount of indebtedness and other obligations for which United States Steel was responsible immediately following the Separation would be $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation (Value Transfer). Any difference between the two amounts, adjusted for the Value Transfer, was to be settled in cash (Cash Settlement). During the last six months of 2001, United States Steel completed a number of financings in order to repay or replace certain indebtedness and other obligations of Marathon. At December 31, 2001, the net debt and other obligations of United States Steel was $54 million less than the net debt and other obligations attributed to United States Steel, adjusted for the Value Transfer. As a result, United States Steel recorded a $54 million payable to Marathon for the Cash Settlement. In accordance with the terms of the Separation, United States Steel paid Marathon $54 million, plus applicable interest, on February 6, 2002.
                             The net assets of United States Steel at Separation
                        were approximately the same as the net assets attributed to United States Steel immediately prior to the Separation, except for the Value Transfer and the impacts of certain other transactions directly related to the Separation. The following table reconciles the net assets attributed to United States Steel immediately prior to the Separation with the net assets of United States Steel immediately following the Separation:

                        (In millions)
                        ---------------------------------------------------------------------------------------------
                        Net assets of United States Steel prior to Separation                              $   1,551
                        Value Transfer                                                       $      900
                        Separation costs funded by Marathon                                          62
                        Other Separation adjustments                                                 51
                                                                                              ---------
                         Increase in net assets related to Separation                                          1,013
                                                                                                           ---------
                        Net assets of United States Steel                                                  $   2,564
                        ---------------------------------------------------------------------------------------------

                             In connection with the Separation, United States
                        Steel and Marathon entered into the following
                        Agreements:
                        Financial Matters Agreement - This agreement establishes the responsibilities of United States Steel and Marathon relating to certain corporate obligations of Marathon at the time of Separation as follows:
                             . The assumption by United States Steel of certain
                               industrial revenue bonds and certain other financial obligations of Marathon. See Notes 11 and 26 for details.
                             . Obligations for which Marathon is solely
                               responsible.
                             . Obligations of Marathon for which United States
                               Steel remains contingently liable. See Note 26 for details.
                             . Obligations of United States Steel for which
                               Marathon remains contingently liable.

                        Tax Sharing Agreement - See Note 14, for a discussion of this agreement.

                        Transition Services Agreement - This agreement provides that, to the extent that one company or the other is not able to immediately service its own needs relating to services formerly managed on a corporate-wide basis, United States Steel and Marathon will enter into a transition services agreement whereby one company will provide such services to the other to the extent requested if the providing company is able to do so. Such agreements will be for a term of up to twelve months and be on a cost reimbursement basis.

                        License Agreement - This agreement granted to United States Steel a non-exclusive license to use the USX name rights and certain intellectual property with the right to sublicense.

                        Insurance Assistance Agreement - This agreement provides for the division of responsibility for joint insurance arrangements and the associated payment of insurance claims and deductibles following the Separation for claims associated with pre-Separation periods.
                             For other activities between United States Steel
                        and Marathon in 2001 and prior periods, see Note 15.

--------------------------------------------------------------------------------
3. Summary of Principal Accounting Policies

                        Principles applied in consolidation - These financial statements include the accounts of United States Steel and its majority-owned subsidiaries.
                             Investments in entities over which United States
                        Steel has significant influence are accounted for using the equity method of accounting and are carried at United States Steel's share of net assets plus loans and advances. Differences in the basis of the investment and the underlying net asset value of the investee, if any, are amortized into earnings over the remaining useful life of the associated assets.
                             Investments in companies whose stock is publicly
                        traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost and are periodically reviewed for impairment.
                             Income (loss) from investees includes United States
                        Steel's proportionate share of income (loss) from equity method investments. Also, gains or losses from changes in ownership of unconsolidated investees are recognized in the period of change.

                        Use of estimates - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of property, plant and equipment; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

                        Revenue recognition - Revenues are primarily recognized when products are shipped or services are provided to customers, the sales price is fixed and determinable, collectibility is reasonably assured, and title and risks of ownership have passed to the buyer. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues.

                        Cash and cash equivalents - Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

                        Inventories - Inventories are carried at lower of cost or market on a worldwide basis. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                        Derivative instruments - United States Steel uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Futures, forwards, swaps and options are used to reduce the effects of fluctuations in the purchase price of natural gas and nonferrous metals and also certain business transactions denominated in foreign currencies. United States Steel has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of all derivatives are recognized immediately in results of operations.

                        Property, plant and equipment - Depreciation is primarily computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors for domestic steel producing assets range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level. For certain equipment related to the railroad operations, depreciation is computed on the straight-line method, utilizing a composite or grouped asset approach, based on estimated lives of the assets.
                             Depletion of mineral properties is based on rates
                        which are expected to amortize cost over the estimated tonnage of minerals to be removed.
                             United States Steel evaluates impairment of its
                        property, plant and equipment on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.
                             When property, plant and equipment depreciated on
                        an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are reclassified as assets held for sale. Proceeds from disposal of property, plant and equipment depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

                        Major maintenance activities - United States Steel incurs planned major maintenance costs primarily for blast furnace relines. Costs that extend the life of the asset are separately capitalized in property, plant and equipment and are amortized over their estimated useful life, which is generally the period until the next scheduled reline.

                        Environmental remediation - Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve existing assets' environmental safety or efficiency. United States Steel provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances.

                        Pensions, other postretirement and postemployment benefits - United States Steel has noncontributory defined benefit pension plans covering most U.S. employees and defined benefit retiree health care and life insurance plans (other postretirement benefits) covering most U.S. employees on their retirement. The net pension and other postretirement benefits obligations recorded and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on plan assets, salary increases, the mortality of participants and the current level and escalation of health care costs in the future. Additionally, United States Steel recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments to certain U.S. employees. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions. Actuarial gains and losses are deferred and amortized over future periods.

                        Concentration of credit and business risks - United States Steel is exposed to credit risk in the event of nonpayment by customers principally within the automotive, steel and construction industries. Changes in these industries may significantly affect management's estimates and United States Steel's financial performance. United States Steel mitigates its exposure to credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral.
                             The majority of customers of United States Steel
                        are located in the United States with the remainder primarily located in Central Europe. No single customer accounts for more than 5% of gross annual revenues.

                        Stock-based compensation - In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to apply the principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                        Deferred taxes - Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed periodically based on several interrelated factors. These factors include United States Steel's expectation to generate sufficient future taxable income and management's intent regarding the permanent reinvestment of the earnings from certain foreign subsidiaries. ___ U.S. deferred tax liabilities have not been recognized for the undistributed earnings of certain foreign subsidiaries, primarily USSK, because management intends to permanently reinvest such earnings in those foreign operations.

                        Insurance - United States Steel is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

                        Reclassifications - Certain reclassifications of prior years' data have been made to conform to 2001 classifications.

--------------------------------------------------------------------------------
4. New Accounting Standards

                        Effective January 1, 2001, United States Steel adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and
                        138. This Statement, as amended, requires recognition of all derivatives at fair value as either assets or liabilities. A cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in other comprehensive income. The cumulative effect adjustment relates only to deferred gains or losses for hedge transactions as of December 31, 2000. The effect of adoption of SFAS No. 133 was less than $1 million, net of tax.

                             In June 2001, the FASB issued SFAS No. 141
                        "Business Combinations," SFAS No. 142 "Goodwill and Other Intangible Assets" and SFAS No. 143 "Accounting for Asset Retirement Obligations." The adoption of SFAS 141 and 142 on January 1, 2002, did not have a material impact on the results of operations or financial position of United States Steel.
                             SFAS No. 143 establishes a new accounting model for
                        the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement obligation should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. United States Steel will adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, United States Steel has not completed its assessment of the effect of the adoption of this Statement on either its financial position or results of operations.
                             In August 2001, the FASB approved SFAS No. 144,
                        "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. United States Steel adopted this Statement effective January 1, 2002. There were no financial statement implications related to the adoption of SFAS No. 144, and the guidance will be applied on a prospective basis.

--------------------------------------------------------------------------------
5. Business Combinations

                        On November 24, 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s.
                        (VSZ), a diversified Slovak corporation. The purchase price for USSK consisted of cash payments of $69 million in 2000, $14 million in 2001 and additional consideration of not less than $25 million and up to $75 million was contingent upon the performance of USSK in 2001. Based on the performance of USSK in 2001, the maximum contingent consideration has been accrued and will be paid in two installments of $37.5 million each in 2002 and 2003, resulting in total cash consideration of $158 million. Additionally, $325 million of debt and $226 million of other liabilities were included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition. Prior to this transaction, United States Steel and VSZ were equal partners in VSZ U. S. Steel, s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Prior to the acquisition, United States Steel had accounted for its investment in VSZUSS under the equity method of accounting.
                             On March 1, 2001, United States Steel completed the
                        purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed approximately $66 million of employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the year 2001 include the operations of East Chicago Tin from the date of acquisition. In the fourth quarter of 2001, United States Steel recorded an intangible asset impairment of $20 million, related to the five-year agreement for LTV to supply United States Steel with pickled hot bands entered into in conjunction with the acquisition of LTV's tin mill products business. This impairment was recorded because LTV permanently ceased operations at their plants during the quarter pursuant to a bankruptcy court order.
                             On March 23, 2001, Transtar, Inc. (Transtar)
                        completed a reorganization with its two voting shareholders, United States Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. Because the reorganization involved the sale of certain subsidiaries to Holdings, a noncontrolling shareholder, Transtar recorded a gain by comparing the carrying value of the businesses sold to their fair value. United States Steel's share of the gain recognized by Transtar was $68 million, which is included in income (loss) from investees. Concurrently, United States Steel accounted for the change in ownership of Transtar using the step-acquisition purchase method of accounting. Also, in connection with this transaction, United States Steel recognized a favorable deferred tax adjustment of $33 million related to its investment in the stock of Transtar that was no longer required when United States Steel acquired 100 percent of Transtar. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

                             The following unaudited pro forma data for United
                        States Steel includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the years presented. Pro forma results for 2001 exclude the $68 million gain and $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not historically provide historical carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States of America. Therefore, United States Steel made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the year 2000.
                             The following unaudited pro forma data is based on
                        historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

                        (In millions)  (Unaudited)           2001        2000
                       ---------------------------------------------------------
                        Revenues and other income        $   6,353    $   7,355
                        Net income (loss)                     (321)          58
                        Per share - basic and diluted        (3.60)         .65
                       ---------------------------------------------------------

--------------------------------------------------------------------------------
6. Extraordinary Losses

                        In 1999, United States Steel irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of United States Steel's obligation under its 63/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to United States Steel.
                             As a result of the above transaction, United States
                        Steel recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets.
                             In 1999, Republic Technologies International, LLC,
                        an equity investee of United States Steel, recorded an extraordinary loss related to the early extinguishment of debt. As a result, United States Steel recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of Republic's extraordinary loss.

--------------------------------------------------------------------------------
7. Other Items

                        (In millions)                                                              2001           2000       1999
                       -------------------------------------------------------------------------------------------------------------
                        Net interest and other financial costs
                          Interest and other financial income:
                              Interest income                                                     $    13        $     3    $     1
                              Other                                                                    (1)             7          -
                                                                                                  --------       --------   --------
                                 Total                                                                 12             10          1
                                                                                                  --------       --------   --------
                           Interest and other financial costs:
                              Interest incurred                                                       186             88         45
                              Less interest capitalized                                                 1              3          6
                                                                                                  --------       --------   --------
                               Net interest                                                           185             85         39
                              Interest on tax issues                                                  (58)  (a)       11         15
                              Financial costs on trust preferred securities                            13             13         13
                              Financial costs on preferred stock of subsidiary                         11              5          5
                              Amortization of discounts                                                 2              1          1
                              Expenses on sales of accounts receivable                                  -              -         15
                              Adjustment to settlement value of indexed debt                            -              -        (13)
                                                                                                  --------       --------   --------
                                 Total                                                                153            115         75
                                                                                                  --------       --------   --------
                           Net interest and other financial costs                                 $   141        $   105    $    74
                       -------------------------------------------------------------------------------------------------------------

                         (a) Includes a favorable adjustment of $67 million related to prior years' taxes.

                        Foreign currency transactions

                        For 2001 and 2000, the aggregate foreign currency transaction gains (losses) included in determining net income were $(1) million and $7 million, respectively. There were no foreign currency transaction gains or losses in 1999.

--------------------------------------------------------------------------------
8. Segment Information

                        United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice
                        (USSK). Domestic Steel is engaged in the domestic production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. USSK, with operations primarily in the Slovak Republic, is engaged in the production and sale of steel mill products and coke and primarily serves Central European markets.
                             Segment income does not include net interest and
                        other financial costs or the provision (credit) for income taxes. Additionally, the following items are not allocated to operating segments:
                               .  Net pension credits
                               . Certain costs related to former United States Steel business activities
                               . Allocated Marathon corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.
                               . Certain other items not allocated to operating segments for business performance reporting purposes (see reconciliation below)
                             Information on assets by segment is not provided as
                        it is not reviewed by the chief operating decision maker.

                        (In millions)                                              Domestic Steel        USSK              Total
                       -----------------------------------------------------------------------------------------------------------
                        2001
                        Revenues and other income:
                         Customer                                                   $   5,323        $    1,060        $   6,383
                         Intersegment (a)                                                   6                 -                6
                         Marathon (a)                                                       7                 -                7
                         Equity in earnings (losses) of unconsolidated investees          (51)                1              (50)
                         Other                                                             22                 3               25
                                                                                    ----------       -----------       ----------
                            Total revenues and other income                         $   5,307        $    1,064        $   6,371
                                                                                    ==========       ===========       ==========
                        Segment income (loss)                                       $    (461)       $      123        $    (338)
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization/(b)/                    289                37              326
                        Capital expenditures                                              226                61              287
                       -----------------------------------------------------------------------------------------------------------
                        2000 (c)
                        Revenues and other income:
                         Customer                                                   $   5,989        $       92        $   6,081
                         Marathon (a)                                                      17                 -               17
                         Equity in earnings of unconsolidated investees                    28                 -               28
                         Other                                                             50                 -               50
                                                                                    ----------       -----------       ----------
                            Total revenues and other income                         $   6,084        $       92        $   6,176
                                                                                    ==========       ===========       ==========
                        Segment income                                              $      98        $        2        $     100
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization/(b)/                    285                 4              289
                        Capital expenditures                                              239                 5              244
                       -----------------------------------------------------------------------------------------------------------
                        1999 (c)
                        Revenues and other income:
                         Customer                                                   $   5,519        $        -        $   5,519
                         Marathon (a)                                                      17                 -               17
                         Equity in losses of unconsolidated investees                     (35)                -              (35)
                         Other                                                             45                 -               45
                                                                                    ----------       -----------       ----------
                            Total revenues and other income                         $   5,546        $        -        $   5,546
                                                                                    ==========       ===========       ==========
                        Segment income                                              $     115        $        -        $     115
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization                         304                 -              304
                        Capital expenditures (d)                                          286                 -              286
                       -----------------------------------------------------------------------------------------------------------

                          (a) Revenues and transfers between segments and with
                              Marathon were conducted under terms comparable to those with unrelated parties.
                          (b) Differences between segment total and United
                              States Steel total represents amounts for impairment of assets related to Fairless shutdown in 2001 and impairment of coal assets in 2000.
                          (c) Certain amounts have been reclassified from
                              segment results to items not allocated to segments to conform to 2001 presentation.
                          (d) Differences between segment total and United
                              States Steel total represent amounts related to corporate administrative activities.

                             The following schedules reconcile segment amounts
                        to amounts reported in United States Steel's financial statements:

                        (In millions)                                                   2001             2000              1999
                       -----------------------------------------------------------------------------------------------------------
                        Revenues and Other Income:
                         Revenues and other income of reportable segments           $   6,371        $    6,176        $   5,546
                         Items not allocated to segments:
                           Gain on Transtar reorganization                                 68                 -                -
                           Insurance recoveries related to USS-POSCO fire                  46                 -                -
                           Asset impairment - trade receivables                          (104)               (8)               -
                           Impairment and other costs related to
                            investments in equity investees                                 -               (36)             (54)
                           Loss on investment used to satisfy indexed
                            debt obligations                                                -                 -              (22)
                           Elimination for intersegment revenues                           (6)                -                -
                                                                                    ---------        ----------        ---------
                              Total revenues and other income                       $   6,375        $    6,132        $   5,470
                                                                                    =========        ==========        =========
                        Income:
                         Income (loss) for reportable segments                      $    (338)       $      100        $     115
                         Items not allocated to segment income:
                           Net pension credits                                            146               266              193
                           Costs related to former businesses                             (76)              (86)             (83)
                           Administrative expenses                                        (22)              (25)             (17)
                                                                                    ---------        ----------        ----------
                                                                                         (290)              255              208
                         Other items not allocated to segment income:
                           Gain on Transtar reorganization                                 68                 -                -
                           Insurance recoveries related to USS-POSCO fire                  46                 -                -
                           Asset impairments   - trade receivables                       (100)               (8)               -
                                               - other receivables                        (46)                -                -
                           Impairment and other costs related to
                            investments in equity investees                                 -               (36)             (54)
                           Loss on investment used to satisfy indexed
                            debt obligations                                                -                 -              (22)
                           Costs related to Fairless shutdown                             (38)                -                -
                           Costs related to Separation                                    (25)                -                -
                           Asset impairments  - intangible assets                         (20)                -                -
                                              - coal                                        -               (71)               -
                           Environmental and legal contingencies                            -               (36)             (17)
                           Voluntary early retirement program pension settlement            -                 -               35
                                                                                    ---------        ----------        ----------
                              Total income (loss) from operations                   $    (405)       $      104        $     150
                       -----------------------------------------------------------------------------------------------------------
                        Revenues by Product:
                        (In millions)                                                   2001             2000              1999
                       -----------------------------------------------------------------------------------------------------------
                        Sheet and semi-finished steel products                      $   3,163        $    3,288        $   3,433
                        Tubular products                                                  755               754              221
                        Plate and tin mill products                                     1,273               977              919
                        Raw materials (coal, coke and iron ore)                           485               626              549
                        Other (a)                                                         610               445              414
                                                                                    ---------        ----------        ----------
                           Total                                                    $   6,286        $    6,090        $   5,536
                       -----------------------------------------------------------------------------------------------------------

                        (a) Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management, and, beginning in 2001, transportation services.

                        Geographic Area:

                            The information below summarizes revenue and other
                        income and property, plant and equipment and investments (assets) at the manufacturing facilities in the different geographic areas.

                                                                                                       Revenues
                                                                                                          and
                        (In millions)                                                    Year        Other Income         Assets
                       -----------------------------------------------------------------------------------------------------------
                        United States                                                     2001       $    5,302       $    2,927
                                                                                          2000            6,027            2,745
                                                                                          1999            5,452            2,889
                        Slovak Republic                                                   2001            1,030              429
                                                                                          2000               95              376
                                                                                          1999                3               60
                        Other Foreign Countries                                           2001               43               11
                                                                                          2000               10               10
                                                                                          1999               15                3
                        Total                                                             2001       $    6,375       $    3,367
                                                                                          2000            6,132            3,131
                                                                                          1999            5,470            2,952
                       -----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9. Supplemental Cash Flow Information

                      (In millions)                                                           2001         2000         1999
                     ---------------------------------------------------------------------------------------------------------
                      Noncash investing and financing activities:
                       Assets acquired through capital leases                              $       7    $       -    $       -
                       Steel Stock issued for employee stock plans                                 9            5            2
                       Disposal of assets:
                         Deposit of RTI common shares in satisfaction of indexed debt              -            -           56
                         Interest in USS/Kobe contributed to Republic                              -            -           40
                         Other disposals of assets - notes or common stock received                4           14            1
                       Business combinations:
                         Acquisition of East Chicago Tin - liabilities assumed                    66            -            -
                         Acquisition of Transtar:
                          Liabilities assumed                                                    114            -            -
                          Investee liabilities consolidated in step acquisition                  145            -            -
                         Acquisition of USSK:
                          Liabilities assumed                                                      -          568            -
                          Accrual of contingent consideration at present value                    45           21            -
                          Investee liabilities consolidated in step acquisition                    -            3            -
                         Other acquisitions:
                          Liabilities assumed                                                      -            -           26
                          Investee liabilities consolidated in step acquisition                    -            -           26
                       Separation activities (see Note 2):
                         Marathon obligations historically attributed to
                          United States Steel retained by Marathon in the
                          Separation (Value Transfer)                                            900            -            -
                         Separation costs funded by Marathon                                      62            -            -
                         Other Separation adjustments                                             51            -            -
                     ---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10. Short-Term Debt

                     USSK has a short-term $10 million credit facility that expires in November 2002. The facility, which is nonrecourse to United States Steel, bears interest on prevailing short-term market rates plus 1%. USSK is obligated to pay a .25% commitment fee on undrawn amounts. At December 31, 2001, there were no borrowings against this facility.

--------------------------------------------------------------------------------
11. Long-Term Debt

                                                                              Interest                            December 31
                      (In millions)                                           Rates - %        Maturity        2001        2000
                     ------------------------------------------------------------------------------------------------------------
                      Senior Notes                                             10 3/4            2008         $  535      $     -
                      Senior Quarterly Income Debt Securities                  10                2031             49            -
                      Obligations relating to Industrial Development and
                       Environmental Improvement Bonds and Notes               1 17/25-6 7/8  2009 - 2033        471            -
                      Inventory facility                                                         2004              -            -
                      Fairfield Caster Lease                                                  2002 - 2012         84            -
                      All other obligations, including other capital leases                                        6            -
                      USSK loan                                                8 1/2             2010            325            -
                      USSK credit facility                                                                         -            -
                      Marathon debt attributed to United States Steel                                              -        2,387
                                                                                                              ------      -------
                         Total                                                                                 1,470        2,387
                      Less unamortized discount                                                                    4           12
                      Less amount due within one year                                                             32          139
                                                                                                              ------      -------
                         Long-term debt due after one year                                                    $1,434      $ 2,236
                     ------------------------------------------------------------------------------------------------------------

                          Marathon debt attributed to United States Steel was
                     determined based on the cash flows of United States Steel (see Note 2). Included in Marathon debt attributable to United States Steel was an accounts receivable facility accounted for as a secured borrowing. At December 31, 2000, $350 million was outstanding under this facility. The facility was terminated and repaid in 2001.

                     Senior Notes - $385 million and $150 million of Senior Notes (Notes) were issued on July 27, 2001 and September 11, 2001, respectively. Interest is payable semi-annually commencing February 1, 2002. Up to 35% of the aggregate principal amount of the Notes may be redeemed at any time prior to August 1, 2004, with the proceeds of public offerings of certain capital stock at a redemption price of 110.75% of the principal amount plus accrued interest.

     Senior Quarterly Income Debt Securities (SQUIDS) - On December 19, 2001, SQUIDS were issued in an exchange for certain preferred securities of Marathon. Interest is payable quarterly commencing March 31, 2002. The SQUIDS will be redeemable at the option of United States Steel, in whole or in part, on or after December 31, 2006, at 100% of the principal amount redeemed together with accrued but unpaid interest to the redemption date.

     Obligations relating to Industrial Development and Environmental Improvement Bonds and Notes - Under the Financial Matters Agreement (see
     Note 2), United States Steel assumed and will discharge all principal, interest and other duties of Marathon under these obligations, including any amounts due upon any defaults or accelerations of any of the obligations, other than defaults or accelerations caused by any action of Marathon. The agreement also provides that on or before the tenth anniversary of the Separation, United States Steel will provide for the discharge of Marathon from any remaining liability under any of these obligations. At December 31, 2001, $141 million of the $471 million were supported by letter of credit arrangements that could become short-term obligations under certain circumstances, including the ability of the remarketing agent to remarket the bonds.

     Inventory facility - On November 30, 2001, United States Steel entered into a revolving credit facility that provides for borrowings of up to $400 million which expires on December 31, 2004. The facility is secured by all domestic inventory and related assets, including receivables other than those sold under the Receivables Purchase Agreement (see Note 22). The amount outstanding under the facility will not exceed the permitted "borrowing base" calculated on percentages of the values of eligible inventory. At December 31, 2001, $250 million was available to United States Steel under this facility. Interest on borrowings will be calculated based on either LIBOR or J. P. Morgan Chase's prime rate using spreads determined by credit ratings.

     Fairfield Caster Lease - United States Steel is the lessee of a slab caster at the Fairfield Works facility in Alabama. The sublease is accounted for as a capital lease. Marathon is the obligor under the lease. Under the Financial Matters Agreement, United States Steel assumed and will discharge all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012, subject to additional extensions.

     USSK loan - USSK has a loan with a group of financial institutions which is nonrecourse to United States Steel. The loan is subject to annual repayments of $20 million beginning in 2003, with the balance due in 2010. Mandatory prepayments of the loan may be required based upon a cash flow formula or a change in control of United States Steel. The amount of the mandatory prepayment under the cash flow formula, payable April 1, 2002, is $26 million.

     USSK credit facility - USSK has a $40 million credit facility that expires in December 2004. The facility, which is nonrecourse to United States Steel, bears interest on prevailing market rates plus .90%. USSK is obligated to pay a .25% commitment fee on undrawn amounts.

     Covenants - The Notes, SQUIDS, USSK loan, USSK credit facility and the Inventory facility may be declared immediately due and payable in the event of a change in control of United States Steel, as defined in the related agreements. In such event, United States Steel may also be required to either repurchase the leased Fairfield Caster for $96 million or provide a letter of credit to secure the remaining obligation. Additionally, the Notes contain various other restrictive covenants, the majority of which will not apply upon the attainment of an investment grade rating, including restrictions on the payment of dividends, limits on additional borrowings, including limiting the amount of borrowings secured by inventories and the accounts receivable securitization, limits on sale/leaseback, limits on the use of funds from asset sales and sale of the stock of subsidiaries, and restrictions on our ability to make investments in joint ventures or make certain acquisitions. The Inventory facility imposes additional restrictions including financial covenants that require that United States Steel meet interest expense coverage and leverage ratios beginning on September 30, 2002, limitations on capital expenditures, and restrictions on investments. If these covenants are breached, creditors would be able to declare their obligations immediately due and payable and foreclose on any collateral.

     Debt Maturities - Aggregate maturities of long-term debt are as follows (In millions):

                                 Year ended December 31,
       Total      2002      2003       2004       2005      2006    Later Years
     --------------------------------------------------------------------------
      $ 1,470    $   32    $   26     $    25    $   25    $   26    $  1,336

--------------------------------------------------------------------------------
12. Pensions and Other Postretirement Benefits

                    United States Steel has noncontributory defined benefit pension plans covering substantially all U.S. employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most U.S. salaried employees based upon a percent of total career pensionable earnings. United States Steel also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.
                         United States Steel also has defined benefit retiree
                    health care and life insurance plans (other benefits) covering most U.S. employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For U.S. union retirees, life insurance benefits are provided primarily based on fixed amounts negotiated in labor contracts with the appropriate unions.

                                                                               Pension Benefits               Other Benefits
                                                                           ------------------------       ---------------------
                     (In millions)                                           2001             2000          2001         2000
                    -----------------------------------------------------------------------------------------------------------
                     Change in benefit obligations
                     Benefit obligations at January 1                      $  6,921         $ 6,716       $  2,149      $ 1,896
                     Service cost                                                89              76             15           12
                     Interest cost                                              496             505            161          147
                     Plan amendments                                              4               -              -            -
                     Actuarial losses                                           469             430            261          260
                     Plan merger and acquisition                                106 (a)           -            152 (a)        -
                     Settlements, curtailments and termination benefits          21 (b)           -              -            -
                     Benefits paid                                             (748)           (806)          (183)        (166)
                                                                           --------         -------       --------      -------
                     Benefit obligations at December 31                    $  7,358         $ 6,921       $  2,555      $ 2,149
                    -----------------------------------------------------------------------------------------------------------
                     Change in plan assets
                     Fair value of plan assets at January 1                $  9,312         $ 9,995       $    842      $   281
                     Actual return on plan assets                               (26)            139             21           26
                     Acquisition                                                 62              (1)             -            -
                     Employer contributions                                       -               -             17          576 (c)
                     Trustee distributions (d)                                  (17)            (16)             -            -
                     Benefits paid from plan assets                            (748)           (805)          (152)         (41)
                                                                           --------         -------       --------      -------
                     Fair value of plan assets at December 31              $  8,583         $ 9,312       $    728      $   842
                    -----------------------------------------------------------------------------------------------------------
                     Funded status of plans at December 31                 $  1,225 (e)     $ 2,391 (e)   $ (1,827)     $(1,307)
                     Unrecognized net gain from transition                       (1)             (2)             -            -
                     Unrecognized prior service cost                            629             719              7           12
                     Unrecognized actuarial (gains) losses                      866            (474)            57         (241)
                     Additional minimum liability                               (32) (f)         (7) (f)         -            -
                                                                           --------         -------       --------      -------
                     Prepaid (accrued) benefit cost                        $  2,687         $ 2,627       $ (1,763)     $(1,536)
                    -----------------------------------------------------------------------------------------------------------

                    (a) Reflects merger of Transtar benefit plans and LTV Steel's tin mill employee obligations and recognition of the obligation associated with retiree medical benefits for the pre-1989 Lorain Works' retirees which had been assumed by USS/Kobe Steel Company (USS/Kobe) in 1989 at the formation of the joint venture. Republic Technologies International Holdings, LLC (Republic) became responsible for all of USS/Kobe's employee benefit liabilities, except for active employees of the tubular processing facility, when USS/Kobe was merged into Republic in 1999. Republic filed for bankruptcy in April 2001, as discussed in Note 16. Subsequently, Republic stopped reimbursing United States Steel for the pre-1989 Lorain Works' retiree medical benefits. Due to these events, United States Steel recorded an obligation for payment of the benefits and an associated receivable from Republic for the reimbursement of these payments. These pre-1989 Lorain Works' retiree medical benefits are the subject of a pending request for payment as administrative expenses in the bankruptcy proceedings; however, even if the petition is successful, Republic's ability to pay is uncertain; therefore, a reserve has been established for a portion of the receivable.
                    (b) Recognizes increases due principally to a non-union voluntary early retirement program offered in conjunction with the Separation and a shutdown of the majority of the Fairless Plant.
                    (c) Includes contributions of $530 million to a Voluntary Employee Benefit Association trust, comprised of $30 million in contractual requirements and an elective contribution of $500 million. Also includes a $30 million elective contribution to the non-union retiree life insurance trust.
                    (d) Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
                    (e) Includes a plan that has accumulated benefit obligations in excess of plan assets:

                                                                                    2001      2000
                                                                                  --------  ---------
                             Aggregate accumulated benefit obligations            $   (58)  $    (40)
                             Aggregate projected benefit obligations (PBO)            (69)       (49)
                             Aggregate plan assets                                      -          -

                         Of the $69 million PBO total, $8 million represents the portion of pension benefits applicable to Marathon employees' corporate service with USX. Such amount will be reimbursed by Marathon and is reflected as a receivable on the balance sheet. The aggregate accumulated benefit obligation is included in employee benefits in the balance sheet.
                    (f) Additional minimum liability recorded was offset by the following:

                           Intangible asset                                       $      -    $     1
                                                                                  ========    =======
                           Accumulated other comprehensive income (losses):
                             Beginning of year                                    $     (4)   $    (7)
                             Change during year (net of tax)                           (16)         3
                                                                                  --------    -------
                             Balance at end of year                               $    (20)   $    (4)
                    -----------------------------------------------------------------------------------------------------------

                                                                             Pension Benefits             Other Benefits
                                                                    -----------------------------  -------------------------------
                        (In millions)                                  2001      2000       1999      2001      2000      1999
                       -----------------------------------------------------------------------------------------------------------
                        Components of net periodic
                         benefit cost (credit)
                        Service cost                               $   89      $   76   $   87       $ 15      $ 12      $ 15
                        Interest cost                                 496         505      473        161       147       133
                        Expected return on plan assets               (837)       (841)    (781)       (60)      (24)      (21)
                        Amortization -net transition gain              (1)        (67)     (67)         -         -         -
                                     -prior service costs              97          98       83          4         4         4
                                     -actuarial (gains) losses          2         (44)       6         (3)      (29)      (12)
                        Multiemployer and other plans                   -           -        -         12 (a)     9 (a)     7 (a)
                        Settlement and termination (gains) losses      34 (b)       -      (35) (b)     -         -         -
                                                                   -------     -------  -------      ----      ----      ----
                        Net periodic benefit cost (credit)         $ (120)     $ (273)  $ (234)      $129      $119      $126
                       ------------------------------------------------------------------------------------------------------------

                       (a) Represents payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $76 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
                       (b) Relates primarily to voluntary early retirement programs.

                                                                                       Pension Benefits          Other Benefits
                                                                                   ---------------------     ---------------------
                                                                                      2001        2000         2001        2000
                       -----------------------------------------------------------------------------------------------------------
                        Weighted-average actuarial assumptions at December 31:
                        Discount rate                                                   7.0%       7.5%         7.0%        7.5%
                        Expected annual return on plan assets                           8.9%       8.9%         8.0%        8.5%
                        Increase in compensation rate                                   4.0%       4.0%         4.0%        4.0%
                       -----------------------------------------------------------------------------------------------------------

                             For measurement purposes, an 8% annual rate of
                        increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5% for 2008 and remain at that level thereafter.
                             A one-percentage-point change in assumed health
                        care cost trend rates would have the following effects:


                                                                                                 1-Percentage-      1-Percentage-
                        (In millions)                                                           Point Increase     Point Decrease
                       -----------------------------------------------------------------------------------------------------------
                        Effect on total of service and interest cost components                    $     19           $   (16)
                        Effect on other postretirement benefit obligations                              222              (188)
                       -----------------------------------------------------------------------------------------------------------

                             United States Steel also contributes to several
                        defined contribution plans for its salaried employees and a small number of wage employees. Company contributions to these plans, which for the most part are based on a percentage of the employees' salary depending on years of service, totaled $13 million in 2001, $11 million in 2000 and $10 million in 1999. Most union employees are eligible to participate in a defined contribution plan where there is no company match on savings. United States Steel also maintains a supplemental thrift plan to provide benefits which are otherwise limited by the Internal Revenue Service for qualified plans; company costs under these plans totaled less than $1 million in 2001, 2000 and 1999.

--------------------------------------------------------------------------------
13. Inventories

                        (In millions)                                                 December 31           2001           2000
                       -----------------------------------------------------------------------------------------------------------
                        Raw materials                                                                     $     184    $     214
                        Semi-finished products                                                                  388          429
                        Finished products                                                                       202          210
                        Supplies and sundry items                                                                96           93
                                                                                                           ---------    ---------
                              Total                                                                       $     870    $     946
                       -----------------------------------------------------------------------------------------------------------

                             At December 31, 2001 and 2000, the LIFO method
                        accounted for 91% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $410 million in 2001 and $380 million in 2000. Cost of revenues was reduced and income (loss) from operations was improved by $24 million in 2001 and $3 million in 2000 as a result of liquidations of LIFO inventories.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
14. Income Taxes

                        Provisions (credits) for income taxes were:
                                                         2001                         2000                         1999
                                             --------------------------    -------------------------   --------------------------
                        (In millions)         Current  Deferred   Total     Current Deferred   Total    Current  Deferred   Total
                       -----------------------------------------------------------------------------------------------------------
                        Federal                $(326)   $  38    $(288)    $ (357)   $ 340    $ (17)     $ (84)   $  99    $  15
                        State and local          (23)     (13)     (36)       (12)      49       37          1        8        9
                        Foreign                    3       (7)      (4)         -        -        -          1        -        1
                                               ------   ------   ------     ------   ------   ------     ------   ------   ------
                            Total              $(346)   $  18    $(328)     $(369)   $ 389    $  20      $ (82)   $ 107    $  25
                       -----------------------------------------------------------------------------------------------------------

                         A reconciliation of the federal statutory tax rate (35%) to total provisions (credits) follows:

                        (In millions)                                                            2001         2000         1999
                       -----------------------------------------------------------------------------------------------------------
                        Statutory rate applied to income (loss) before income taxes          $    (191)   $       -    $      27
                        Excess percentage depletion                                                 (1)          (3)          (7)
                        Effects of foreign operations, including foreign tax credits               (38)          (5)          (2)
                        State and local income taxes after federal income tax effects              (23)          24            6
                        Credits other than foreign tax credits                                      (3)          (3)          (3)
                        Nontaxable gain from ownership change                                      (24)           -            -
                        Adjustments of prior years' federal income taxes                           (18)           5            -
                        Dispositions of investments                                                (33)           -            -
                        Other                                                                        3            2            4
                                                                                              ---------    ---------    ---------
                              Total provisions (credits)                                     $    (328)   $      20    $      25
                       -----------------------------------------------------------------------------------------------------------

                         Deferred tax assets and liabilities resulted from the following:

                        (In millions)                                                          December 31    2001         2000
                       -----------------------------------------------------------------------------------------------------------
                        Deferred tax assets:
                         Minimum tax credit carryforwards                                                    $    3       $   39
                         State tax loss carryforwards (expiring in 2009 through 2011)                             2           55
                         Foreign tax loss carryforwards                                                          50           52
                         Employee benefits                                                                      875          782
                         Receivables, payables and debt                                                          99           52
                         Expected federal benefit for deducting state deferred income taxes                      27           16
                         Contingencies and other accruals                                                        98           71
                         Other                                                                                   20            2
                         Valuation allowances:
                           Foreign                                                                              (50)         (52)
                           State                                                                                 (9)         (34)
                                                                                                           ---------    ---------
                              Total deferred tax assets (a)                                                   1,115          983
                                                                                                           ---------    ---------
                        Deferred tax liabilities:
                         Property, plant and equipment                                                          359          248
                         Prepaid pensions                                                                     1,095        1,046
                         Inventory                                                                               34           15
                         Investments in subsidiaries and equity investees                                        67           82
                         Other                                                                                   74           61
                                                                                                           ---------    ---------
                              Total deferred tax liabilities                                                  1,629        1,452
                                                                                                           ---------    ---------
                               Net deferred tax liabilities                                               $     514    $     469
                       -----------------------------------------------------------------------------------------------------------

                         (a) United States Steel expects to generate sufficient future taxable income to realize the benefit of its deferred tax assets.

                               The consolidated tax returns of Marathon for the
                        years 1992 through 1997 are under various stages of audit and administrative review by the IRS. United States Steel believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.
                               Pretax loss in 2001 and 2000 included $103
                        million and $8 million of income, respectively, attributable to foreign sources.
                               Undistributed earnings of certain consolidated
                        foreign subsidiaries at December 31, 2001, amounted to $130 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because United States Steel intends to permanently reinvest such earnings in foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of approximately $40 million would have been required.

                             Under the Slovak Income Tax Act, USSK is entitled
                        to claim an income tax credit of 100% of its tax liability through 2004 and a 50% credit in 2005 through 2009. To qualify for a tax credit in 2001, USSK must generate more than 60% of its revenue from export sales; and commit to reinvest all tax credits earned into qualifying capital expenditures over a period of time as stipulated in the Slovak Income Tax Act. Management believes that USSK has met all necessary requirements for claiming a tax credit in 2001.
                             United States Steel and Marathon entered into a Tax
                        Sharing Agreement that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer and other taxes that are attributable to periods beginning prior to and including the Separation Date and taxes resulting from transactions effected in connection with the Separation.
                             The Tax Sharing Agreement incorporates the general
                        tax sharing principles of the former tax allocation policy. In general, United States Steel and Marathon, will make payments between them such that, with respect to any consolidated, combined or unitary tax returns for any taxable period or portion thereof ending on or before the Separation Date, the amount of taxes to be paid by each of United States Steel and Marathon will be determined, subject to certain adjustments, as if the former groups each filed their own consolidated, combined or unitary tax return. The Tax Sharing Agreement also provides for payments between United States Steel and Marathon for certain tax adjustments which may be made after the Separation. Other provisions address, but are not limited to, the handling of tax audits, settlements and return filing in cases where both United States Steel and Marathon have an interest in the results of these activities.
                             A preliminary settlement for the calendar year 2001
                        federal income taxes, which would have been made in March 2002 under the former tax allocation policy, was made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, United States Steel received $441 million from Marathon immediately prior to Separation arising from the tax allocation policy. This policy provides that United States Steel receive the benefit of tax attributes (principally net operating losses and various tax credits) that arose out of its business and which were used on a consolidated basis.
                             Additionally, pursuant to the Tax Sharing
                        Agreement, United States Steel and Marathon have agreed through various representations and covenants to protect the tax-free status of the Separation. To the extent that a breach of a representation or covenant results in corporate tax being imposed, the breaching party, either United States Steel or Marathon, will be responsible for the payment of the corporate tax.

--------------------------------------------------------------------------------
15. Transactions with Marathon

                        Revenues and purchases - United States Steel revenues for sales to Marathon totaled $7 million in 2001 and $17 million in both 2000 and 1999. United States Steel purchases from Marathon totaled $30 million, $60 million and $41 million in 2001, 2000 and 1999, respectively. These transactions were conducted under terms comparable to those with unrelated parties.

                        Receivables from/payables to Marathon - At December 31, 2001 and 2000, amounts receivable or payable were included in the balance sheet as follows:

                        (In millions)                                                 December 31           2001           2000
                       -----------------------------------------------------------------------------------------------------------
                        Receivables:
                         Current:
                           Trade receivables                                                              $       -     $      2
                           Income tax settlement with Marathon (Note 1)                                          28          364
                                                                                                           ---------    ---------
                              Current receivables from Marathon                                                  28          366
                                                                                                           ---------    ---------
                         Noncurrent:
                           Estimated future income tax settlements                                                -           97
                           Reimbursements under nonqualified employee benefit plans (Note 12)                     8            -
                                                                                                           ---------    ---------
                              Noncurrent receivables from Marathon                                                8           97
                                                                                                           ---------    ---------
                        Current payables:
                           Trade and income taxes                                                                 -            5
                           Separation settlement payable (Note 2)                                                54            -
                                                                                                           ---------    ---------
                              Current payables to Marathon                                                 $     54     $      5
                       -----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
16.  Investments and Long-Term Receivables

                        (In millions)                                  December 31              2001         2000
                       --------------------------------------------------------------------------------------------
                        Equity method investments                                          $     233    $     325
                        Other investments                                                         49           67
                        Receivables due after one year                                             8            5
                        Deposits of restricted cash                                                2            3
                        Other                                                                     54           39
                                                                                           ---------    ---------
                              Total                                                        $     346    $     439
                       --------------------------------------------------------------------------------------------

                             Summarized financial information of investees
                       accounted for by the equity method of accounting follows:

                        (In millions)                                            2001         2000         1999
                       --------------------------------------------------------------------------------------------
                        Income data - year:
                         Revenues and other income                            $   2,244      $ 3,484     $  3,027
                         Operating income (loss)                                    (97)         112          (57)
                         Net loss                                                  (208)        (166)        (193)
                       --------------------------------------------------------------------------------------------
                        Balance sheet data - December 31:
                         Current assets                                       $     705      $   911
                         Noncurrent assets                                        1,604        2,196
                         Current liabilities                                        861        1,171
                         Noncurrent liabilities                                   1,340        1,307
                       --------------------------------------------------------------------------------------------

                             United States Steel acquired a 25% interest in VSZ
                        during 2000. VSZ does not provide its shareholders with financial statements prepared in accordance with accounting principles generally accepted in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, United States Steel accounts for its investment in VSZ under the cost method of accounting.
                             In 1999, United States Steel and Kobe Steel, Ltd.
                        (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC and is a wholly owned subsidiary of Republic Technologies International Holdings, LLC (Republic). As a result of this transaction, United States Steel recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in income (loss) from investees in 1999. In addition, United States Steel made a $15 million equity investment in Republic. United States Steel owned 50% of USS/Kobe and now owns 16% of Republic. United States Steel accounted for its investment in Republic under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method of accounting since investments in and advances to Republic had been reduced to zero. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. As a result of Republic's action, United States Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic and recognized certain debt obligations of $14 million previously assumed by Republic. Due to further financial deterioration of Republic during the balance of 2001, United States Steel recorded a pretax charge of $68 million in the fourth quarter of 2001, related to a portion of the remaining Republic receivables exposure and retiree medical cost reimbursements owed by Republic. Summary financial information of Republic is included in the table above.
                             United States Steel operates and sells coke and
                        by-products through the Clairton 1314B Partnership, L.P.
                        in which it is the sole general partner. United States Steel is responsible for purchasing, operations and product sales and accounts for its 10% interest in the partnership under the equity method of accounting. United States Steel's share of profits and losses was 1.75% for the years ended December 31, 2001, 2000 and 1999 and will increase to 45.75% when a specified rate of return level is met by the limited partners. The partnership at times had operating cash shortfalls in 2001, after payment of distributions to the partners, that were funded with loans from United States Steel. As of December 31, 2001, the partnership owed United States Steel $3 million, which was repaid in January 2002. An unamortized deferred gain from the formation of the partnership of $150 million is included in deferred credits and other liabilities in the balance sheet. The gain will not be recognized in income as long as United States Steel has a commitment to fund cash shortfalls of the partnership.

                             Dividends and partnership distributions received
                        from equity investees were $17 million in 2001, $10 million in 2000 and $2 million in 1999.
                             United States Steel purchases of transportation
                        services and semi-finished steel from equity investees totaled $261 million, $566 million and $361 million in 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, United States Steel payables to these investees totaled $31 million and $66 million, respectively. Transtar, a provider of transportation services and formerly an equity investee, was acquired on March 23, 2001, as discussed in Note 5.
                             United States Steel revenues for steel and raw
                        material sales to equity investees totaled $852 million, $958 million and $831 million in 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, United States Steel receivables from these investees were $228 million and $177 million, respectively. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

--------------------------------------------------------------------------------
17. Leases

                        Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                                               Capital       Operating
                        (In millions)                                                          Leases         Leases
                       -----------------------------------------------------------------------------------------------
                        2002                                                                   $     14     $     92
                        2003                                                                         13           79
                        2004                                                                         11           71
                        2005                                                                         11           46
                        2006                                                                         11           37
                        Later years                                                                  74          188
                        Sublease rentals                                                              -          (96)
                                                                                               --------     --------
                               Total minimum lease payments                                         134     $    417
                                                                                                            ========
                        Less imputed interest costs                                                  44
                                                                                               --------
                               Present value of net minimum lease payments
                                 included in long-term debt (see Note 11)                      $     90
                       -----------------------------------------------------------------------------------------------

                             Operating lease rental expense:

                        (In millions)                                               2001         2000         1999
                       -----------------------------------------------------------------------------------------------
                        Minimum rental                                         $     133       $    132     $    124
                        Contingent rental                                             18             17           18
                        Sublease rentals                                             (17)            (6)          (6)
                                                                               ---------       --------     --------
                              Net rental expense                               $     134       $    143     $    136
                       -----------------------------------------------------------------------------------------------

                             United States Steel leases a wide variety of
                        facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options.

--------------------------------------------------------------------------------
18. Preferred Securities

                        Marathon was the issuer and obligor of the following preferred securities:
                              . 8 3/4% Cumulative Monthly Income Preferred Shares (MIPS) issued by a wholly owned subsidiary of Marathon
                              .  6 3/4% Convertible Quarterly Income Preferred
                                 Securities of USX Capital Trust I (QUIPS)
                              .  6.50% Cumulative Convertible Preferred Stock
                                 (Preferred Stock)
                             All of the outstanding QUIPS and Preferred Stock
                        and a portion of the MIPS were historically attributed to United States Steel. In December 2001, $49 million of these securities were exchanged for SQUIDS issued by United States Steel as part of the financings incurred by United States Steel related to the Separation.
                             On December 31, 2001, Marathon redeemed the
                        outstanding MIPS for cash. At the time of Separation, the QUIPS and Preferred Stock were retained by Marathon and were redeemed or repaid by Marathon in January 2002.

--------------------------------------------------------------------------------
19. Stockholder Rights Plan

                        On December 31, 2001, United States Steel adopted a new Stockholder Rights Plan and declared a dividend distribution of one right for each share of common stock issued pursuant to the Plan of Reorganization in connection with the Separation. Each right becomes exercisable, at a price of $110, after any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding Voting Stock, except pursuant to a qualifying all-cash tender offer for all outstanding shares of Voting Stock which results in the offeror owning shares of Voting Stock representing a majority of the voting power (other than Voting Stock beneficially owned by the offeror immediately prior to the offer). If the rights become exercisable, each right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding Voting Stock (or, in certain circumstances, other property), common stock having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if United States Steel engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the Voting Stock is changed or exchanged, or if 50% or more of United States Steel's assets, earnings power or cash flow are sold or transferred, each right will entitle the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The rights and the exercise price are subject to adjustment. The rights will expire on December 31, 2011, unless such date is extended or the rights are earlier redeemed by United States Steel before they become exercisable. Under certain circumstances, the Board of Directors has the option to exchange one share of the respective class of Voting Stock for each exercisable right.

--------------------------------------------------------------------------------
20. Income Per Common Share

                        Prior to December 31, 2001, the businesses comprising United States Steel were an operating unit of Marathon and did not have any public equity securities outstanding. In connection with the Separation, United States Steel was capitalized through the issuance of
                        89.2 million shares of common stock. Basic and diluted net income (loss) per share for all periods presented are calculated by dividing net income (loss) for the period by the number of outstanding common shares at December 31, 2001, the date of the Separation. In addition, the potential common stock related to employee options to purchase 3,520,000 shares of common stock have been excluded from the computation of diluted net income (loss) per share for all periods presented because their effect was antidilutive. These common stock equivalents will be included in future periods if their effect is dilutive.

                                                                              2001         2000         1999
                        ---------------------------------------------------------------------------------------
                        Computation of Income Per Share
                        -------------------------------
                        Net income (loss) (millions):
                         Income (loss) before extraordinary losses          $    (218)   $     (21)   $      51
                         Extraordinary losses                                       -            -            7
                                                                            ---------    ---------    ---------
                         Net income (loss) applicable to common stock       $    (218)   $     (21)   $      44
                                                                            =========    =========    =========
                        Per share basic and diluted:
                         Income (loss) before extraordinary losses          $   (2.45)   $    (.24)   $     .57
                         Extraordinary losses                                       -            -          .08
                                                                            ---------    ---------    ---------
                         Net income (loss)                                  $   (2.45)   $    (.24)   $     .49
                                                                            =========    =========    =========

--------------------------------------------------------------------------------
21. Stock-Based Compensation Plans

                        The United States Steel Corporation 2002 Stock Plan, which became effective January 1, 2002, replaces the USX Corporation 1990 Stock Plan as a stock-based compensation plan for key management employees of United States Steel. The 2002 Stock Plan authorizes the Compensation and Organization Committee of the board of directors to grant restricted stock, stock options and stock appreciation rights to key management employees. Up to 10,000,000 shares are available for grants during the five-year term of the Plan. In addition, awarded shares that do not result in shares being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 2002 Plan is in effect.
                             Stock options represent the right to purchase
                        shares of stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Under the 2002 Stock Plan, no stock options may be exercised prior to one year or after eight years from the date of grant. Under the former USX Corporation 1990 Stock Plan, stock options expired ten years from the date they were granted.

            In connection with the Separation, all options to purchase Steel Stock were converted into options to purchase United States Steel common stock with identical terms; the remaining vesting periods and term of the options were continued.
            The following is a summary of stock option activity under the former USX Corporation 1990 Stock Plan:

                                                                                          Shares       Price (a)
       ----------------------------------------------------------------------------------------------------------
       Balance December 31, 1998                                                         1,992,570     $  35.50
        Granted                                                                            656,400        28.22
        Exercised                                                                           (2,580)       24.92
        Canceled                                                                           (20,005)       38.51
                                                                                          --------
       Balance December 31, 1999                                                         2,626,385        33.67
        Granted                                                                            915,470        23.00
        Exercised                                                                             (400)       24.30
        Canceled                                                                           (62,955)       38.19
                                                                                          --------
       Balance December 31, 2000                                                         3,478,500        30.78
        Granted                                                                          1,089,555        19.89
        Exercised                                                                                -            -
        Canceled                                                                           (89,520)       32.56
                                                                                          --------
       Balance December 31, 2001                                                         4,478,535        28.09
       ----------------------------------------------------------------------------------------------------------

       (a)  Weighted-average exercise price.

            The following table represents outstanding stock options issued under the former USX Corporation 1990 Stock Plan at December 31, 2001:

                                               Outstanding                                 Exercisable
                         ------------------------------------------------------   ------------------------------
                             Number         Weighted-Average       Weighted-          Number         Weighted-
          Range of          of Shares           Remaining           Average          of Shares        Average
       Exercise Prices    Under Option      Contractual Life    Exercise Price     Under Option   Exercise Price
       ----------------------------------------------------------------------------------------------------------
        $19.89-28.22       2,660,180            8.6 years           $23.02          1,570,625        $ 25.19
         31.69-34.44         998,830            4.3                  32.54            998,830          32.54
         37.28-44.19         819,525            5.1                  39.17            819,525          39.17
                           ---------                                                ---------
            Total          4,478,535            7.0                  28.09          3,388,980          30.73
       ----------------------------------------------------------------------------------------------------------

            The following net income and per share data represent the difference between stock-based compensation valued at fair value on the date of grant and recognized compensation costs.

       (In millions, except per share data)                                     2001         2000         1999
       ----------------------------------------------------------------------------------------------------------
       Net income (loss)
        - As reported                                                       $    (218)   $     (21)   $      44
        - Pro forma                                                              (221)         (23)          42
       Basic and diluted net income (loss) per share
        - As reported                                                           (2.45)        (.24)         .49
        - Pro forma                                                             (2.48)        (.26)         .47
       ----------------------------------------------------------------------------------------------------------

            The above pro forma amounts were based on a Black-Scholes option-pricing model, which included the following information and assumptions:

                                                                                2001         2000         1999
       ----------------------------------------------------------------------------------------------------------
       Weighted-average grant-date exercise price per share                 $  19.89     $   23.00    $   28.22
       Expected annual dividends per share                                  $    .20     $    1.00    $    1.00
       Expected life in years                                                      5             5            3
       Expected volatility                                                        40%           37%          37%
       Risk-free interest rate                                                   4.9%          6.5%         5.6%
       ----------------------------------------------------------------------------------------------------------
       Weighted-average grant-date fair value of options granted
        during the year, as calculated from above                           $   7.69      $   6.63    $    6.95
       ----------------------------------------------------------------------------------------------------------

            Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation and Organization Committee, subject to forfeiture provisions and restrictions on transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.
            Deferred compensation is charged to equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.

                The following table presents information on restricted stock grants made under the former USX Corporation 1990 Stock Plan:

                                                                                    2001         2000         1999
           ----------------------------------------------------------------------------------------------------------
           Number of shares granted                                                 54,372      305,725       18,272
           Weighted-average grant-date fair value per share                     $    19.89   $    23.00   $    28.22
           ----------------------------------------------------------------------------------------------------------

                United States Steel also has a restricted stock plan for certain salaried employees who are not officers of the Corporation. Participants in the plan are awarded restricted stock by the Salary and Benefits Committee based on their performance within certain guidelines. 50% of the awarded stock vests at the end of two years from the date of grant and the remaining 50% vests in four years from the date of grant. Prior to vesting, the employee has the right to vote such stock and receive dividends thereon. The nonvested shares are not transferable and are retained by the Corporation until they vest.
                Deferred compensation is charged to equity when the restricted stock is granted. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.
                The following table presents information on restricted stock grants under the nonofficer plan:

                                                                                    2001
           ----------------------------------------------------------------------------------------------------------
           Number of shares granted                                                390,119
           Weighted-average grant-date fair value per share                     $    18.97
           ----------------------------------------------------------------------------------------------------------

                United States Steel has a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer up to 100% of their annual retainers in the form of common stock units, and it requires non-employee directors to defer at least half of their annual retainers in the form of common stock units. Common stock units are book entry units equal in value to a share of stock. With respect to common stock units relating to Steel Stock issued under the USX Corporation Deferred Compensation Plan for Non-Employee Directors, during 2001, 5,235 units were issued, during 2000, 4,872 units were issued, and during 1999, 3,798 units were issued. Common stock units relating to Steel Stock were converted into United States Steel common stock units in connection with the Separation.
                Total stock based compensation expense was $6 million in 2001 and $1 million in both 2000 and 1999.

--------------------------------------------------------------------------------
22. Sale of Accounts Receivable

          On November 28, 2001, United States Steel entered into a five-year, Receivables Purchase Agreement with a group of financial institutions. United States Steel established a wholly owned subsidiary, U. S. Steel Receivables LLC (USSR), which is a special-purpose, bankruptcy-remote entity that acquires, on a daily basis, eligible trade receivables generated by United States Steel and certain of its subsidiaries. The purchases by USSR will be financed through the sale of an undivided percentage ownership interest in such receivables to certain commercial paper conduits. United States Steel has agreed to continue servicing the sold receivables at market rates. Because United States Steel receives adequate compensation for these services, no servicing asset or liability has been recorded.
                Fundings under the facility are limited to the lesser of a funding base, comprised of eligible receivables, or $400 million. As of December 31, 2001, $258 million was available to be sold under this facility. USSR did not sell any ownership interests in the receivables to the commercial paper conduits during 2001; therefore, no sales of accounts receivable were recorded and no amounts were excluded from the balance sheet under these arrangements.
                While the term of the facility is five years, the facility also terminates on the occurrence and failure to cure certain events, including, among others, certain defaults with respect to the inventory facility and other debt obligations, any failure of USSR to maintain certain ratios related to the collectability of the receivables, and failure to extend the commitments of the commercial paper conduits which currently terminate on November 27, 2002.

--------------------------------------------------------------------------------
23. Property, Plant and Equipment

                                                                                                     December 31
                                                                                              -----------------------
           (In millions)                                                      Useful Lives       2001         2000
           -----------------------------------------------------------------------------------------------------------
           Land and depletable property                                              -        $     193    $     161
           Buildings                                                             35 years           572          602
           Machinery and equipment                                              4-22 years        9,080        8,409
           Leased assets                                                        3-25 years          105           98
                                                                                               ---------    ---------
                 Total                                                                            9,950        9,270
           Less accumulated depreciation, depletion and amortization                              6,866        6,531
                                                                                               ---------    ---------
                 Net                                                                          $   3,084    $   2,739
           -----------------------------------------------------------------------------------------------------------

                   Amounts in accumulated depreciation, depletion and
              amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $88 million and $79 million at December 31, 2001 and 2000, respectively.
                   On August 14, 2001, United States Steel announced its
              intention to permanently close the cold rolling and tin mill operations at its Fairless Works. In 2001, a pretax charge of $38 million was recorded related to the shutdown of these operations, of which $18 million is included in depreciation, depletion and amortization and $20 million is included in cost of revenues.
                   During 2000, United States Steel recorded $71 million of
              impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. The charge is included in depreciation, depletion and amortization.

--------------------------------------------------------------------------------
24. Derivative Instruments

              The following table sets forth quantitative information by class of derivative instrument at December 31, 2001:

                                                                                                  Fair         Carrying
                                                                                                  Value         Amount
                                                                                                 Assets         Assets
              (In millions)                                                                (Liabilities) (a) (Liabilities)
              ----------------------------------------------------------------------------------------------------------
              Non-Hedge Designation:
               OTC commodity swaps (b)                                                          $     (5)    $     (5)
              ----------------------------------------------------------------------------------------------------------

             (a) The fair value amounts are based on exchange-traded index prices and dealer quotes.
             (b) The OTC swap arrangements vary in duration with certain contracts extending into 2003.

--------------------------------------------------------------------------------
25. Fair Value of Financial Instruments

             Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 24, by individual balance sheet account. United States Steel's financial instruments at December 31, 2001, and its December 31, 2000 specifically attributed and allocated financial instruments were:

                                                                                    2001                   2000
                                                                          ---------------------    ---------------------
                                                                              Fair     Carrying      Fair      Carrying
              (In millions)                    December 31                    Value     Amount       Value      Amount
              ----------------------------------------------------------------------------------------------------------
              Financial assets:
               Cash and cash equivalents                                   $    147    $    147    $    219   $    219
               Receivables                                                      802         802         975        975
               Receivables from Marathon                                         28          28         366        366
               Investments and long-term receivables                             42          41         137        137
                                                                            --------    --------    --------   --------
                     Total financial assets                                $  1,019    $  1,018    $  1,697   $  1,697
              ----------------------------------------------------------------------------------------------------------
              Financial liabilities:
               Notes payable                                               $      -    $      -    $     70   $     70
               Accounts payable                                                 638         638         755        755
               Accrued interest                                                  48          48          47         47
               Payable to Marathon                                               54          54           5          5
               Long-term debt (including amounts due within one year)         1,122       1,375       2,375      2,287
               Preferred stock of subsidiary and trust
                 preferred securities                                             -           -         182        249
                                                                            --------    --------    --------   --------
                     Total financial liabilities                           $  1,862    $  2,115    $  3,434   $  3,413
              ----------------------------------------------------------------------------------------------------------

                   Fair value of financial instruments classified as current
             assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. The cost method investment in VSZ was excluded from investments and long-term receivables because the fair value was not readily determinable. United States Steel is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.
                   Financial guarantees are United States Steel's only
             unrecognized financial instrument. It is not practicable to estimate the fair value of this form of financial instrument obligation because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 26.

--------------------------------------------------------------------------------
26.  Contingencies and Commitments

                        United States Steel is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that United States Steel will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

                        Environmental matters - United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $138 million and $137 million at December 31, 2001 and 2000, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.
                             For a number of years, United States Steel has made
                        substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2001 and 2000, such capital expenditures totaled $15 million and $18 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

                        Guarantees - Guarantees of the liabilities of unconsolidated entities of United States Steel totaled $32 million at December 31, 2001, and $82 million at December 31, 2000. In the event that any defaults of guaranteed liabilities occur, United States Steel has access to its interest in the assets of the investees to reduce potential losses resulting from these guarantees. As of December 31, 2001, the largest guarantee for a single such entity was $23 million.

                        Contingencies related to Separation from Marathon - United States Steel is contingently liable for debt and other obligations of Marathon in the amount of approximately $359 million as of December 31, 2001. Marathon is not limited by agreement with United States Steel as to the amount of indebtedness that it may incur and, in the event of the bankruptcy of Marathon, the holders of the industrial revenue bonds and such other obligations may declare them immediately due and payable. If such event occurs, United States Steel may not be able to satisfy such obligations.

                        Other contingencies - United States Steel is contingently liable to its Chairman, Chief Executive Officer and President for a $3 million retention bonus. The bonus is payable on the third anniversary of the Separation and is subject to certain performance measures.

                        Commitments - At December 31, 2001 and 2000, United States Steel's contract commitments to acquire property, plant and equipment totaled $84 million and $206 million, respectively. Additionally, spending commitments under lease agreements totaled $2.4 million at December 31, 2001.
                             USSK has a commitment to the Slovak government for
                        a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date of November 24, 2000 and ending on December 31, 2010. USSK is required to report periodically to the Slovak government on its status toward meeting this commitment. The first reporting period ends on December 31, 2003. The remaining commitments under this capital improvements program as of December 31, 2001 and 2000, were $634 million and $695 million, respectively.
                             United States Steel entered into a 15-year
                        take-or-pay arrangement in 1993, which requires United States Steel to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2001, 2000 and 1999. If United States Steel elects to terminate the contract early, a maximum termination payment of $89 million as of December 31, 2001, which declines over the duration of the agreement, may be required.

--------------------------------------------------------------------------------
27. Subsequent Event

                        On January 17, 2002, United States Steel announced that it had entered into an Option Agreement with NKK Corporation (NKK) of Japan. The agreement grants United States Steel an option to purchase, either directly or through a subsidiary, all of NKK's stock in National Steel Corporation and to restructure a $100 million loan previously made to National Steel by an NKK subsidiary. The NKK stock in National Steel represents approximately 53% of National's outstanding shares. The option expires on June 15, 2002.
                             If the option is exercised, NKK will receive
                        warrants to purchase 4 million shares of United States Steel common stock in exchange for its National Steel shares. The warrants will be exercisable through June 2007 at a price equal to 150% of the average closing price for United States Steel's common stock during a 60-day period prior to the issuance of the warrants. In connection with any exercise of the option, the NKK subsidiary loan to National Steel would be restructured into an unsecured, non-interest bearing $30 million note, with a 20-year term, convertible into 1 million shares of United States Steel common stock. The NKK convertible note will remain part of a restructured National Steel. United States Steel will have the right to convert in the first five years if the price of the stock exceeds $30 per share. In the next five-year period, both parties have the right to cause conversion if the price exceeds $30 per share and in the final ten years, either party has the right to cause conversion. In addition, United States Steel will, if it exercises the option, offer to acquire the remaining shares of National Steel in exchange for either warrants with no less value than those provided to NKK or United States Steel stock based upon an exchange ratio of .086 shares of United States Steel common stock for each share of National Steel stock. The minority shareholder option to receive warrants will not be available unless a sufficient number of those shareholders elect to receive warrants to permit such warrants to be listed on the New York Stock Exchange.
                             Also, NKK and United States Steel have agreed to
                        enter into discussions for the purpose of developing a business alliance to support Japanese auto manufacturers in North America.
                             Although United States Steel has the ability to
                        exercise the option at any time during its term, it is United States Steel's current intent not to exercise the option or to consummate a merger with National Steel unless a number of significant conditions are satisfied, including a substantial restructuring of National Steel's debt and other obligations. Other significant conditions include the resolution of key contingencies related to the consolidation of the domestic steel industry, the financial viability of National Steel and satisfactory general market conditions.

Selected Quarterly Financial Data (Unaudited)

                                                              2001                                      2000
                                       ---------------------------------------------  --------------------------------------------
(In millions, except per share data)    4th Qtr.     3rd Qtr.    2nd Qtr.   1st Qtr.   4th Qtr.    3rd Qtr.   2nd Qtr.   1st Qtr.
----------------------------------------------------------------------------------------------------------------------------------
Revenues and other income:
  Revenues                             $ 1,398      $ 1,645      $ 1,733    $ 1,510   $  1,417     $ 1,462    $ 1,629    $ 1,582
  Other income (loss)                       16           15            4         54         (4)         13         27          6
                                       -------      -------      -------    -------   --------     -------    -------    -------
      Total                              1,414        1,660        1,737      1,564      1,413       1,475      1,656      1,588
Income (loss)
  from operations                         (252)         (25)         (27)      (101)      (159)         60        112         91
Net income (loss)                         (174)         (23)         (30)         9       (139)         19         56         43
----------------------------------------------------------------------------------------------------------------------------------
Common stock data (a):
  Net income (loss)                    $  (174)     $   (25)     $   (32)   $     7   $   (141)    $    17    $    54    $    41
    - Per share (b):
       basic                             (1.95)        (.26)        (.34)       .10      (1.56)        .21        .64        .47
       diluted                           (1.95)        (.26)        (.34)       .10      (1.57)        .21        .64        .47
  Dividends paid per share                 .10          .10          .10        .25        .25         .25        .25        .25
  Price range of
    common stock (c)
    - Low                                13.00        13.08        13.72      14.00      12.69       14.88      18.25      20.63
    - High                               18.75        21.70        22.00      18.00      18.31       19.69      26.88      32.94
----------------------------------------------------------------------------------------------------------------------------------

(a) Dividends and price range information represent Steel Stock. See Note 1 of the Notes to Financial Statements.
(b) Earnings per share for all periods is based on the outstanding common shares at December 31, 2001. See Note 20 of the Notes to Financial Statements.
(c) Composite tape.

Principal Unconsolidated Investees (Unaudited)

                                                                      December 31, 2001
               Company                              Country               Ownership         Activity
--------------------------------------------------------------------------------------------------------------------
Acero Prime, S.R.L. de CV                        Mexico                      44%            Steel Processing
Chrome Deposit Corporation                       United States               50%            Chrome Coating Services
Clairton 1314B Partnership, L.P.                 United States               10% (a)        Coke & Coke By-Products
Delta Tubular Processing                         United States               50%            Steel Processing
Double Eagle Steel Coating Company               United States               50%            Steel Processing
Feralloy Processing Company                      United States               49%            Steel Processing
Olympic Laser Processing                         United States               50%            Steel Processing
PRO-TEC Coating Company                          United States               50%            Steel Processing
Republic Technologies International, LLC         United States               16%            Steel Products
USS-POSCO Industries                             United States               50%            Steel Processing
Worthington Specialty Processing                 United States               50%            Steel Processing
--------------------------------------------------------------------------------------------------------------------

(a) Interest in profits and losses is currently 1.75%. This interest will increase to 45.75% when the limited partners achieve certain rate of return levels. See Note 16 of the Notes to Financial Statements.

Supplementary Information on Mineral Reserves Other Than Oil and Gas
(Unaudited)

Mineral Reserves
United States Steel operates two underground coal mining complexes, the #50 Mine and Pinnacle Preparation Plant in West Virginia, and the Oak Grove Mine and Concord Preparation Plant in Alabama. United States Steel also operates one iron ore surface mining complex consisting of the open pit Minntac Mine and Pellet Plant in Minnesota.

Production History
The following table provides a summary, by mining complex, of minerals production in millions of tons for each of the last three years:

                                                                      2001        2000        1999
-----------------------------------------------------------------------------------------------------
Coal:
#50 Mine/Pinnacle Preparation Plant                                    3.2          3.3          4.1
Oak Grove Mine/Concord Preparation Plant                               1.8          2.2          2.1
                                                                     -----        -----        -----
     Total coal production                                             5.0          5.5          6.2
                                                                     =====        =====        =====
Iron Ore Pellets:
Minntac Mine and Pellet Plant                                         14.5         16.3         14.3
-----------------------------------------------------------------------------------------------------

Supplementary Information on Mineral Reserves Other Than Oil and Gas (Unaudited) CONTINUED

     Adverse mining conditions in the form of unforeseen geologic conditions encountered at both coal mining operations in the year 2000 resulted in changes to the mining plans in 2001. Coal production was diminished and mining costs were elevated. Force majeure conditions were declared with respect to contracted coal deliveries in 2000 with certain contracts fulfilled by purchased substitutes and other contracts fulfilled by extension of delivery time into 2001. These adverse mining conditions did not affect reserves reported as of December 31, 2001.
     No recent adverse events affected iron ore pellet production other than fluctuations in market demand.

Coal Reserves
United States Steel had 774.8 million short tons of recoverable coal reserves classified as proven and probable at December 31, 2001. Proven and probable reserves are defined by sites for inspection, sampling and measurement generally less than 1 mile apart, such that continuity between points and subsequent economic evaluation can be assured.
     Independent outside entities have reviewed United States Steel's coal reserve estimates on properties comprising approximately 70% of the stated coal reserves.
     The following table summarizes our proven and probable coal reserves as of December 31, 2001, the status of the reserves as assigned or unassigned, our property interest in the reserves and certain characteristics of the reserves:


                            Proven and        Reserve Control           Coal Characteristics         As Received (c)       As
                             Probable      -------------------- ---------------------------------       BTU Per        Received (c)
Location                Reserves (a) (b)     Owned     Leased        Grade            Volatility        Pound            % Sulfur
------------------------------------------------------------------------------------------------------------------------------------
Assigned Reserves (d):
Oak Grove Mine, AL               49.8        49.8           -     Metallurgical           Low            * 12,000       ** 1.0%
#50 Mine, WV                     85.2        73.5        11.7     Metallurgical           Low            * 12,000       ** 1.0%
                               ------      ------      ------
     Total assigned             135.0       123.3        11.7
                               ------      ------      ------
Unassigned Reserves (e):
Alabama                         123.4       123.4           -     Metallurgical         Low to High       * 12,000      ** 1.0%
Alabama (b) (f)                  45.3        45.3           -         Steam             Low to High       * 12,000    0.7%-2.5%
Alabama                          31.9           -        31.9     Metallurgical          Medium           * 12,000      ** 1.0%
Illinois (f)                    374.8       374.8           -         Steam               High            11,600           2.3%
Indiana, Pennsylvania,
  Tennessee, West Virginia (f)   64.4        64.4           -   Metallurgical/Steam     Low to High    11,600-13,000     1.0%-3.0%
                               ------      ------      ------
     Total unassigned           639.8       607.9        31.9
                               ------      ------      ------
Total Proven and Probable       774.8       731.2        43.6
------------------------------------------------------------------------------------------------------------------------------------

*  more than or equal to
** less than or equal to

(a) The amounts in this column reflect recoverable tons. Recoverable tons represent the amount of product that could be used internally or delivered to a customer after considering mining and preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures. In 2001, reserves decreased due to production, the sale and lease of reserves to others and engineering revisions.
(b) All of United States Steel's recoverable reserves would be recovered utilizing underground mining methods, with the exception of 15.2 million short tons of owned, unassigned, recoverable, steam grade reserves in Alabama which would be recovered utilizing surface mining methods.
(c) "As received" means the quality parameters stated are with the expected product moisture content and quality values that a customer can reasonably expect to receive upon delivery.
(d) Assigned Reserves means recoverable coal reserves which have been committed by United States Steel to our operating mines and plant facilities.
(e) Unassigned Reserves represent coal which has not been committed, and which would require new mines and or plant facilities before operations could begin on the property.
(f) Represents non-compliance steam coal as defined by Phase II of the Clean Air Act, having sulfur content in excess of 1.2 pounds per million Btu's.

Iron Ore Reserves
United States Steel had 695.4 million short tons of recoverable iron ore reserves classified as proven and probable at December 31, 2001. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1,000 feet apart, such that continuity between points and subsequent economic evaluation can be assured. Recoverable tons mean the tons of product that can be used internally or delivered to a customer after considering mining and benefication or preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures. In 2001, reserves decreased due to production and engineering revisions.
     All 695.4 million tons of proven and probable reserves are assigned, which means that they have been committed by United States Steel to its one operating mine, and are of blast furnace pellet grade. United States Steel owns 212.2 million of these tons and leases the remaining 483.2 million tons. United States Steel does not own, or control by lease, any unassigned iron ore reserves.
     Independent outside entities, including lessors, have reviewed United States Steel's estimates on approximately 75% of the stated iron ore reserves.

           Five-Year Operating Summary

           (Thousands of net tons, unless otherwise noted)       2001        2000       1999        1998       1997
          -----------------------------------------------------------------------------------------------------------
           Raw Steel Production
            Gary, IN                                             6,114       6,610     7,102       6,468      7,428
            Mon Valley, PA                                       1,951       2,683     2,821       2,594      2,561
            Fairfield, AL                                        2,028       2,069     2,109       2,152      2,361
                                                               ------------------------------------------------------
              Domestic Steel                                    10,093      11,362    12,032      11,214     12,350
            Kosice, Slovak Republic                              4,051         382         -           -          -
                                                               ------------------------------------------------------
                  Total                                         14,144      11,744    12,032      11,214     12,350
          -----------------------------------------------------------------------------------------------------------
           Raw Steel Capability
            Domestic Steel                                      12,800      12,800    12,800      12,800     12,800
            U. S. Steel Kosice(a)                                5,000         467         -           -          -
                                                               ------------------------------------------------------
                  Total                                         17,800      13,267    12,800      12,800     12,800
            Production as % of total capability - Domestic        78.9        88.8      94.0        87.6       96.5
                                                - USSK            81.0        81.8         -           -          -
          -----------------------------------------------------------------------------------------------------------
           Coke Production
            Domestic Steel/(b)/                                  4,647       5,003     4,619       4,835      5,757
            U. S. Steel Kosice                                   1,555         188         -           -          -
                                                               ------------------------------------------------------
                  Total                                          6,202       5,191     4,619       4,835      5,757
          -----------------------------------------------------------------------------------------------------------
           Coke Shipments - Domestic
            Trade                                                2,070       2,069     1,694       2,562      2,995
            Intercompany                                         2,661       2,941     2,982       2,228      2,762
                                                               ------------------------------------------------------
                  Total                                          4,731       5,010     4,676       4,790      5,757
          -----------------------------------------------------------------------------------------------------------
           Iron Ore Pellet Shipments
            Trade                                                2,985       3,336     3,017       4,115      4,895
            Intercompany                                        11,928      11,684    12,008      11,331     11,508
                                                               ------------------------------------------------------
                  Total                                         14,913      15,020    15,025      15,446     16,403
          -----------------------------------------------------------------------------------------------------------
           Coal Shipments
            Trade                                                1,063       3,228     4,891       6,056      6,422
            Intercompany                                         4,519       3,551     2,033       1,614      1,389
                                                               ------------------------------------------------------
                  Total                                          5,582       6,779     6,924       7,670      7,811
          -----------------------------------------------------------------------------------------------------------
           Steel Shipments by Product - Domestic Steel
            Sheet and semi-finished steel products               6,411       7,409     8,114       7,608      8,170
            Tubular products                                     1,022       1,145       410         603        947
            Plate and tin mill products                          2,368       2,202     2,105       2,475      2,526
                                                               ------------------------------------------------------
                  Total                                          9,801      10,756    10,629      10,686     11,643
                  Total as % of domestic steel industry            9.9         9.9      10.0        10.5       11.0
          -----------------------------------------------------------------------------------------------------------
           Steel Shipments by Product - U. S. Steel Kosice
            Sheet and semi-finished steel products               2,937         206         -           -          -
            Tubular products                                       138          12         -           -          -
            Plate and tin mill products                            639          99         -           -          -
                                                               ------------------------------------------------------
                  Total                                          3,714         317         -           -          -
          -----------------------------------------------------------------------------------------------------------

           (a) Represents the operations of U. S. Steel Kosice, s.r.o., following the acquisition of the steelmaking operations and related assets of VSZ a.s. on November 24, 2000.
           (b) The reduction in coke production after 1997 reflected United States Steel's entry into a strategic partnership (the Clairton 1314B Partnership, L.P.) with two limited partners on June 1, 1997, to acquire an interest in three coke batteries at its Clairton (Pa.) Works.

           Five-Year Operating Summary CONTINUED

           (Thousands of net tons, unless otherwise noted)       2001        2000       1999        1998       1997
          -----------------------------------------------------------------------------------------------------------
           Steel Shipments by Market - Domestic Steel
            Steel service centers                                2,421       2,315     2,456       2,563      2,746
            Transportation                                       1,143       1,466     1,505       1,785      1,758
            Further conversion:
              Joint ventures                                     1,328       1,771     1,818       1,473      1,568
              Trade customers                                    1,153       1,174     1,633       1,140      1,378
            Containers                                             779         702       738         794        856
            Construction                                           794         936       844         987        994
            Oil, gas and petrochemicals                            895         973       363         509        810
            Export                                                 522         544       321         382        453
            All other                                              766         875       951       1,053      1,080
                                                              -------------------------------------------------------
                  Total                                          9,801      10,756    10,629      10,686     11,643
          -----------------------------------------------------------------------------------------------------------
           Steel Shipments by Market - U. S. Steel Kosice
            Steel service centers                                  492          53         -           -          -
            Transportation                                         194          13         -           -          -
            Further conversion:
              Joint ventures                                        30           2         -           -          -
              Trade customers                                      958          70         -           -          -
            Containers                                             234          17         -           -          -
            Construction                                         1,034          82         -           -          -
            Oil, gas and petrochemicals                            168          24         -           -          -
            All other                                              604          56         -           -          -
                                                              -------------------------------------------------------
                  Total                                          3,714         317         -           -          -
          -----------------------------------------------------------------------------------------------------------
           Average Steel Price Per Ton
            Domestic Steel                                        $427        $450      $420        $469       $479
            U. S. Steel Kosice                                     260         269         -           -          -
          -----------------------------------------------------------------------------------------------------------

         Five-Year Financial Summary (a)

         (Dollars in millions, except as noted)       2001         2000         1999         1998         1997
        -----------------------------------------------------------------------------------------------------------
         Revenues and Other Income
          Revenues by product:
            Sheet & semi-finished steel products   $  3,163      $ 3,288      $ 3,433      $  3,598     $  3,923
            Tubular products                            755          754          221           382          596
            Plate & tin mill products                 1,273          977          919         1,164        1,197
            Raw materials (coal, coke & iron ore)       485          626          549           744          796
            Other (b)                                   610          445          414           490          517
          Income (loss) from investees                   64           (8)         (89)           46           69
          Net gains on disposal of assets                22           46           21            54           57
          Other income (loss)                             3            4            2            (1)           1
                                                   ----------------------------------------------------------------
                Total revenues and other income    $  6,375      $ 6,132      $ 5,470      $  6,477     $  7,156
        -----------------------------------------------------------------------------------------------------------
         Income (Loss) From Operations
          Segment income (loss):
            Domestic Steel                         $   (461)     $    98      $   115      $    497     $    732
            U. S. Steel Kosice (USSK)                   123            2            -             -            -
          Items not allocated to segments:
            Net pension credits                         146          266          193           186          144
            Costs of former businesses                  (76)         (86)         (83)         (100)        (125)
            Administrative expenses                     (22)         (25)         (17)          (24)         (33)
            Asset impairments                          (166)         (79)           -             -            -
            Gains (losses) related to equity investees  114          (36)         (54)            -            -
            Other                                       (63)         (36)          (4)           20           55
                                                   ----------------------------------------------------------------
                Total income (loss) from operations    (405)         104          150           579          773
          Net interest and other financial costs        141          105           74            42           87
          Provision (credit) for income taxes          (328)          20           25           173          234
        -----------------------------------------------------------------------------------------------------------
         Net Income (Loss) (c)                         (218)         (21)          44           364          452
          Per common share    - basic & diluted       (2.45)        (.24)         .49          4.08         5.07
        -----------------------------------------------------------------------------------------------------------
         Balance Sheet Position at Year-End
          Current assets                           $  2,073      $ 2,717      $ 1,981      $  1,275     $  1,531
          Net property, plant & equipment             3,084        2,739        2,516         2,500        2,496
          Total assets                                8,337        8,711        7,525         6,749        6,694
          Short-term debt                                32          209           13            25           67
          Other current liabilities                   1,227        1,182        1,271           991        1,267
          Long-term debt                              1,434 (d)    2,236          902           464          456
          Employee benefits                           2,008        1,767        2,245         2,315        2,338
          Preferred securities                            -          249          249           248          248
          Stockholders' equity (e)                    2,506        1,919        2,056         2,093        1,782
        -----------------------------------------------------------------------------------------------------------
         Cash Flow Data
          Net cash from operating activities       $    675 (f)  $  (627)     $   (80)     $    380     $    476
          Capital expenditures                          287          244          287           310          261
          Dividends paid (g)                             57           97           97            96           96
        -----------------------------------------------------------------------------------------------------------
         Employee Data
          Total employment costs                   $  1,581 (h)  $ 1,197 (i)  $ 1,148      $  1,305     $  1,417
          Average domestic employment cost
            (dollars per hour)                        33.88        28.70        28.35         30.42        31.56
          Average number of domestic employees       21,078       19,353       19,266        20,267       20,683
          Average number of USSK employees           16,083       16,256 (j)        -             -            -
          Number of pensioners at year-end           91,003       94,339       97,102 (k)    92,051       93,952
        -----------------------------------------------------------------------------------------------------------
         Stockholder Data at Year-End/(e)/
          Common shares outstanding (millions)         89.2         88.8         88.4          88.3         86.6
          Registered shareholders (in thousands)       52.4         50.3         55.6          60.2         65.1
          Market price of common stock             $  18.11      $ 18.00      $ 33.00      $  23.00     $  31.25
        -----------------------------------------------------------------------------------------------------------

         (a) See Notes 1 and 2 of the Notes to Financial Statements for discussion of the basis of presentation and the December 31, 2001 Separation from Marathon.
         (b) Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management, and, beginning in 2001, transportation services.
         (c) Earnings per share for all years is based on the outstanding common shares at December 31, 2001.
         (d) Reflects the $900 million Value Transfer. See Note 2 of the Notes to Financial Statements.
         (e) For periods prior to 2001, amounts represent Marathon's net investment in United States Steel.
         (f) Reflects $819 million of tax settlements with Marathon. See the Statement of Cash Flows.
         (g) Represents data pertaining to USX-U. S. Steel Group common stock for periods prior to 2001.
         (h) Includes LTV Corporation's tin mill products business and Transtar, Inc. subsidiaries from dates of acquisition, March 1, 2001 and March 23, 2001, respectively.
         (i)  Includes USSK from date of acquisition on November 24, 2000.
         (j)  Represents average head count from the date of acquisition.
         (k) Includes approximately 8,000 surviving spouse beneficiaries added to the United States Steel pension plan in 1999.